Exhibit 3.1

ZAIS FINANCIAL CORP.

ARTICLES OF AMENDMENT

ZAIS Financial Corp., a  Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:         Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Sutherland Asset Management Corporation

SECOND:   The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:       The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH:    These Articles of Amendment shall become effective as of 5:00 p.m. on the date of filing with the Department of Assessments and Taxation of the State of Maryland.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested by its Chief Financial Officer this 31st day of October, 2016.

ATTEST:	ZAIS FINANCIAL CORP.

/s/ Donna J. Blank	By:	/s/ Michael Szymanski
Donna J. Blank		Michael Szymanski
Chief Financial Officer		President and Chief Executive Officer